Exhibit 8.1

SUBSIDIARY DIRECTORY

Name	Country of Incorporation	Principal Business	ORIX Voting Power(1)
NS Lease Co., Ltd	Japan	Leasing, Lending, Other Financial Services	100%
ORIX Auto Corporation	Japan	Automobile Leasing & Rentals, Car Sharing	100%
ORIX Rentec Corporation	Japan	Test, Measurement, and IT-Related Equipment Leasing and Rentals	100%
ORIX Real Estate Corporation	Japan	Development and Rentals of Commercial Real Estate, Condominium Development and Sales	100%
ORIX Golf Holdings Corporation	Japan	Golf Course Management	100%
ORIX Real Estate Investment Advisors Corporation	Japan	Real Estate Investment and Advisory Services	100%
ORIX Asset Management & Loan Services Corporation	Japan	Loan Servicing	100%
ORIX Capital Corporation	Japan	Venture Capital	100%
ORIX Investment Corporation	Japan	Alternative Investment	100%
ORIX Life Insurance Corporation	Japan	Life Insurance	100%
ORIX Trust and Banking Corporation	Japan	Trust and Banking	100%
ORIX Baseball Club Co., Ltd.	Japan	Professional Baseball Team Management	100%
ORIX USA Corporation	U.S.A.	Corporate Finance, Investment Banking, Real Estate	100%
ORIX Asia Limited	China (Hong Kong)	Leasing, Automobile Leasing	100%
ORIX Leasing Malaysia Berhad	Malaysia	Leasing, Lending, Hire Purchase	100%
PT. ORIX Indonesia Finance	Indonesia	Leasing, Automobile Leasing	85%
ORIX Investment and Management Private Limited	Singapore	Equity Investment	100%
ORIX Taiwan Corporation	Taiwan	Leasing, Hire Purchase, Loan Servicing	95%
ORIX Australia Corporation Limited	Australia	Automobile Leasing, Truck Rentals	100%
ORIX Aviation Systems Limited	Ireland	Aircraft Leasing	100%
Another 764 Subsidiaries

(1)	ORIX voting power includes ORIX’s indirect voting power.

8.1-1